Exhibit 3.3

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES A CONVERTIBLE PREFERRED STOCK

OF

PLX PHARMA INC.

___________________________________

Pursuant to Section 151 of the Delaware General Corporation Law

PLX PHARMA INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

FIRST:  The name of the corporation is: PLx Pharma Inc.

SECOND:  The date of filing of the Company’s original Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Original Certificate of Designations”) was February 19, 2019.

THIRD:  No shares of the Company’s Series A Convertible Preferred Stock have been issued.

FOURTH:  This Amended and Restated Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Amended and Restated Certificate of Designations”) has been duly adopted by the Board of Directors in accordance with Section 151 of the Delaware General Corporation Law (“DGCL”) and the Board of Directors have resolved that the Original Certificate of Designations of the Company be deleted in its entirety and replaced in its entirety with this Amended and Restated Certificate of Designations.

FIFTH:  The text of the Company’s Original Certificate of Designations is hereby amended and restated to read, in its entirety, as follows:

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

PLX PHARMA INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

PLx Pharma Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that, pursuant to authority vested in the Board of Directors (the “Board”) of the Company by Article IV of the Amended Certificate of Incorporation (the “Certificate of Incorporation”) of the Company, the following resolutions were adopted on February 19, 2019 by the Board pursuant to Section 151 of the Delaware General Corporation Law (the “DGCL”):

WHEREAS, the Company’s Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), from time to time in one or more classes or series;

WHEREAS, the Board previously adopted resolutions designating a series of Preferred Stock as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the Company filed the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Original Certificate of Designations”) with the Secretary of State of the State of Delaware on February 19, 2019;

WHEREAS, no shares of the Series A Preferred Stock have been issued; and

WHEREAS, the Board, acting by written consent in accordance with Section 141(f) of the DGCL, approved and adopted this Amended and Restated Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (this “Amended and Restated Certificate of Designations”) pursuant to authority conferred upon the Board by the Certificate of Incorporation, and pursuant to the provisions of Section 151(g) of the DGCL. The resolution setting forth the proposed designations is as follows:

“RESOLVED that, pursuant to authority vested in the Board by ARTICLE IV of the Company’s Certificate of Incorporation, out of the total authorized number of 1,000,000 shares of Preferred Stock, there shall be designated a series of 45,000 shares which shall be issued in and constitute a single series to be known as “Series A Convertible Preferred Stock” (hereinafter called the “Series A Preferred Stock”). The Board hereby resolves that the Original Certificate of Designations be, and it hereby is, amended and restated in its entirety and that the shares of Series A Preferred Stock shall have the voting powers, designations, preferences and other special rights, and the qualifications, limitations and restrictions thereof, as set forth below in this Amended and Restated Certificate of Designations:

1.Certain Definitions.

As used in this Amended and Restated Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of PLx Pharma Inc. (this “Certificate”), the following terms shall have the respective meanings set forth below:

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

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“Board of Directors” means the board of directors of the Company.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, or (ii) the Company merges into or consolidates with or enters into any share exchange or other business combination transaction with any other Person, or any Person merges into or consolidates with or enters into any share exchange or other business combination transaction with the Company and, after giving effect to such transaction, the shareholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, or (iii) the Company sells or transfers all or any substantial portion of its assets to another Person and the shareholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the date hereof (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) herein; provided, however, that a transaction or transactions described in clauses (i) – (v) above involving Affiliates of Park West Asset Management LLC shall not constitute a Change of Control Transaction.

“Common Stock” means the common stock, par value $0.001 per share, of the Company, including the stock into which the Series A Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

“Conversion Shares” means the shares of Common Stock into which the Series A Preferred Stock is convertible.

“Dividend End Date” means the date on which the U.S. Food and Drug Administration has approved the New Drug Applications for each of Vazalore 325 mg and Vazalore 81 mg.

“Park West” means Park West Asset Management LLC and its Affiliates.

“Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or governmental or quasi-governmental entity.

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“Series A Stated Value” means $1,000.

“Subsidiary” means any corporation, association or other business entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Company; or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

“Transfer” means any direct or indirect sale, merger, consolidation, amalgamation, reorganization or other similar plan or scheme, or operation of law, assignment, conveyance, transfer, sale or other disposition, in each case, whether directly, or directly or indirectly of a parent, holding company, equity holder or Subsidiary or otherwise.

2.Dividends.

(a)Each holder of Series A Preferred Stock, in preference and priority to the holders of all other classes or series of stock, shall be entitled to receive, with respect to each share of Series A Preferred Stock then outstanding and held by such holder, dividends, commencing from the date of issuance of such share of Series A Preferred Stock and ending on the Dividend End Date, if any, at the rate of eight percent (8%) per annum of the Series A Stated Value (the “Series A Preferred Dividends”). The Series A Preferred Dividends shall be cumulative from the date of original issuance until the Dividend End Date, if any, whether or not earned or declared and shall accrue during such period on a daily basis computed on the basis of a 365-day year and compounded quarterly whether or not the Company shall have assets legally available therefore. The Series A Preferred Dividends shall be paid quarterly in arrears on the last day of March, June, September and December in each year, commencing March 31, 2019. The Series A Preferred Dividends shall be payable at the option of the Company either in cash or in kind in additional shares of Series A Preferred Stock (rounded down to the nearest whole share with any fractional shares being issued in cash in an amount equal to the Series A Stated Value of such fractional share of Series A Preferred Stock) (the “PIK Shares”). Any payment of Series A Preferred Dividends in PIK Shares shall be based on the Series A Stated Value.

(b)No dividends shall be paid on any Common Stock of the Company or any other class or series of capital stock of the Company unless and until all outstanding Series A Preferred Dividends shall have been paid or declared and set apart for payment to the holders of Series A Preferred Stock.

(c)In the event that the Company shall at any time pay a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock) or any other class or series of capital stock of the Company, the Company shall, at the same time, pay to each holder of Series A Preferred Stock a dividend equal to the dividend that would have been payable to such holder if the shares of Series A Preferred Stock held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends (without regard to the limitations set forth in Section 7, and after giving effect to any adjustment required under subsection 4G).

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(d)Subject to subsection 4G, if there shall be any dividend or distribution in which holders of Series A Preferred Stock shall be entitled to participate pursuant to this Certificate, which is in the form of Common Stock or rights, options or warrants to subscribe for or acquire Common Stock, then such dividend or distribution shall instead be made to such holder in the form of additional shares of Series A Preferred Stock with the number of shares of Series A Preferred Stock issuable in such dividend or distribution being equal to the number of shares of Series A Preferred Stock that would be convertible under Section 4 (without regard to the limitations set forth in Section 7, and after giving effect to any adjustment required under subsection 4G) into the number of shares of Common Stock that such holder would have received in such dividend or distribution, and, in the case of any such dividend or distribution that is in the form of rights, options or warrants to subscribe for or acquire Common Stock, a number of rights, options or warrants to subscribe for or acquire shares of Series A Preferred Stock (with (i) such number of shares of Series A Preferred Stock being equal to the number of shares of Series A Preferred Stock that would be convertible under Section 4 (without regard to the limitations set forth in Section 7, and after giving effect to any adjustment required under subsection 4G) into the number of shares of Common Stock that such rights, options or warrants would have covered had such rights, options or warrants been to subscribe for or acquire Common Stock and (ii) such other terms of the rights, options or warrants (including exercise price and other terms) being such that such rights, option or warrants have equivalent economic and other terms as the rights, options or warrants to subscribe for or acquire Common Stock).

3.Liquidation.

(a)Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock shall be entitled, before any distributions shall be made to the holders of the Common Stock, or any other class or series of capital stock of the Company, to be paid an amount per share equal to the Series A Stated Value plus any accrued and unpaid Series A Preferred Dividends (the “Liquidation Preference”). If upon such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of the Series A Preferred Stock shall be insufficient to permit payment to the holders of the Series A Preferred Stock of their respective liquidation amount, then the entire assets of the Company to be distributed shall be distributed pro rata to the holders of Series A Preferred Stock. Unless waived in writing by the holders of at least a majority of the Series A Preferred Stock then outstanding, voting together as one class, a consolidation or merger of the Company into or with any other entity or entities, a share exchange, a sale of Common Stock or the sale or transfer by the Company of all or substantially all of its assets, in each case under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Company, immediately prior to such a merger, consolidation, share exchange or sale, own less than a majority in voting power of the outstanding capital stock of the corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such a merger, consolidation, share exchange or sale (each such transaction being hereinafter referred to as a “Corporate Transaction”) shall be deemed to be a liquidation within the meaning of this Section 3.

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(b)In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or any Corporate Transaction, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder.

4.Conversion.

4A.Right to Convert.

(a)Subject to the terms and conditions of this subsection 4A and Section 7, the holder of any share or shares of Series A Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series A Preferred Stock so to be converted by the Series A Stated Value per share and dividing the result by the conversion price of $2.60 per share or, if there has been an adjustment of the conversion price, by the conversion price as last adjusted and in effect at the date any share or shares of Series A Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the “Conversion Price”); provided, however, that no holder of shares of Series A Preferred Stock may elect to convert shares of Series A Preferred Stock in an aggregate amount less than 10% of the shares of Series A Preferred Stock held by such holder as of the date of issuance (or, if less, then all of such holder’s shares of Series A Preferred Stock). Such rights of conversion shall be exercised by the holder thereof by surrender of a certificate or certificates for the shares to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holder or holders of the Series A Preferred Stock), together with a properly completed notice of conversion in the form attached to the Series A Preferred Stock certificate with a statement of (i) the number of shares of Series A Preferred Stock to be converted by such holder, and (ii) the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock, shall be issued, at any time during its usual business hours on the date set forth in such notice. Such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Company and the certificate or certificates for such shares shall have been surrendered as aforesaid.

(b)To the extent permitted by applicable law and the listing requirements of any stock market or exchange on which the Common Stock is then listed, the Company from time to time may decrease the Conversion Price by any amount for any period of time if the period is at least twenty (20) days, the decrease is irrevocable during the period and the Board of Directors shall have made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. Whenever the Conversion Price is decreased pursuant to the preceding sentence, the Company shall provide written notice thereof to the holders of the Series A Preferred Stock at least five (5) days prior to the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period during which it will be in effect.

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4B.Issuance of Certificates; Time Conversion Effected; Buy-In. Promptly after receipt by the Company of a written notice of the conversion of the Series A Preferred Stock and surrender of the certificate or certificates for the share or shares of the Series A Preferred Stock being converted, the Company shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates (or, in the case of book-entry only securities, other evidence of ownership) for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock. Upon the effective date of any such conversion, the rights of the holder of the shares of Series A Preferred Stock being converted shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

If (1) a certificate (or offer evidence of ownership) representing the Conversion Shares is not delivered to a holder of Series A Preferred Stock within two (2) Business Days of the due conversion of its Series A Preferred Stock and (2) prior to the time such certificate (or offer evidence of ownership) is received by such holder, the holder, or any third party on behalf of the holder or for the holder’s account, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of shares represented by such certificate (or offer evidence of ownership) (a “Buy-In”), then the Company shall pay in cash to the holder (for costs incurred either directly by such holder or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by such holder as a result of the sale to which such Buy-In relates. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In.

4C.Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of the Series A Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. Subject to subsection 4G, upon any conversion of the Series A Preferred Stock, the Company shall pay to the holder all accrued and unpaid Series A Preferred Dividends to the date of conversion, at the option of the Company, in cash or in PIK Shares; provided, that, on the date of conversion, Series A Preferred Dividends shall cease to accrue on the shares of Series A Preferred Stock so converted. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to subsection 4A(a) exceeds the number of shares converted, the Company shall upon such conversion, execute and deliver to the holder thereof at the expense of the Company, a new certificate for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

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4DStock Splits and Dividends. If the Company shall, at any time or from time to time while the Series A Preferred Stock is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the Conversion Price in effect immediately prior to the date upon which such change shall become effective shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such change and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such change. Such adjustment shall be made successively whenever any event listed above shall occur.

4E.Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected, then, as a condition of such reorganization or reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each holder of a share or shares of Series A Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the Conversion Shares immediately theretofore receivable upon the conversion of such share or shares of the Series A Preferred Stock, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Conversion Shares equal to the number of Conversion Shares immediately theretofore issuable upon conversion of the Series A Preferred Stock, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the holders of the Series A Preferred Stock, at the last addresses of such holders appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive, and the other obligations hereunder. The provisions of this subsection 4E shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

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4F.Distributions. In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 4D), or subscription rights or warrants, the Conversion Price to be in effect after such payment date shall be determined by multiplying the Conversion Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price (as defined below) per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date. “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date; (b) if the Common Stock is then quoted on The Nasdaq Stock Market, Inc. (“Nasdaq”), the Financial Industry Regulatory Authority OTC Bulletin Board (the “Bulletin Board”) or such similar quotation system or association, the closing sale price of one share of Common Stock on Nasdaq, the Bulletin Board or such other quotation system or association on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq, the Bulletin Board or such other quotation system or association, the fair market value of one share of Common Stock as of the Valuation Date, as determined in good faith by the Board of Directors and the holders of at least a majority of the outstanding Series A Preferred Stock. If the Common Stock is not then listed on a national securities exchange, Nasdaq, the Bulletin Board or such other quotation system or association, the Board of Directors shall respond promptly, in writing, to an inquiry by a holder of Series A Preferred Stock prior to the conversion of Series A Preferred Stock hereunder as to the fair market value of a share of Common Stock as determined by the Board of Directors. In the event that the Board of Directors and the holders of at least a majority of the outstanding Series A Preferred Stock are unable to agree upon the fair market value in respect of subpart (c) hereof, the Company and the holders of at least a majority of the outstanding Series A Preferred Stock shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne equally by the Company and such holders. Such adjustment shall be made successively whenever such a payment date is fixed.

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4G.Adjustment for Unissued Shares. To the extent that applicable law or any existing contractual restrictions of the Company prohibit any required issuance pursuant to this Certificate of (x) PIK Shares or (y) additional shares of Series A Preferred Stock under subsection 2(d) hereof or otherwise ((x) and (y), collectively, “Additional Shares”), then appropriate adjustment to the Conversion Price shall be made, in connection with any conversion of shares of Series A Preferred Stock, or any calculation of the number of shares of Common Stock into which shares of Series A Preferred Stock would be convertible, such that the number of shares of Common Stock into which such shares of Series A Preferred Stock are, or would be, convertible equals the aggregate number of shares of Common Stock into which such shares, plus any Additional Shares in respect of such shares of Series A Preferred Stock, would be convertible but for the effects of such prohibition. On the date of a conversion in connection with which an adjustment under this subsection 4G is being made, all Series A Preferred Dividends which were previously accrued and unpaid on the shares of Series A Preferred Stock being converted shall be deemed paid in full.

4H.Effective Date of Adjustment. An adjustment to the Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment; provided that any adjustment pursuant to subsection 4G shall be made solely in the circumstances required by such subsection.

4I.Subsequent Adjustments. In the event that, as a result of an adjustment made pursuant to this Section 4, holders of Series A Preferred Stock shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon the conversion of the Series A Preferred Stock shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Conversion Shares contained herein.

4J.Notice of Adjustment. Upon any adjustment of the Conversion Price, then, and in each such case the Company shall give written notice thereof by first class mail, postage prepaid, addressed to each holder of shares of Series A Preferred Stock at the address of such holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4K.Other Notices. In case at any time:

(1)the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2)the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

(3)there shall be any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with, or a sale of all or substantially all its assets to, another corporation; or

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(4)there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series A Preferred Stock at the address of such holder as shown on the books of the Company, (a) at least 15 days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 15 days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

4L.Stock to be Reserved.

(1)The Company will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Company will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Company may be listed. The Company will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all options and conversion of convertible or exchangeable stock or securities, including upon conversion of the Series A Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Company’s Certificate of Incorporation.

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(2)The Company will at all times reserve and keep available out of its authorized Series A Preferred Stock such number of shares of Series A Preferred Stock as is equal to or greater than the number of shares of Series A Preferred Stock then outstanding. All shares of Series A Preferred Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes).

4M.No Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock that are converted into shares of Common Stock as provided herein shall be retired and may not be reissued as Series A Preferred Stock but may be reissued as all or part of another series of Preferred Stock.

4N.Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Company shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

4O.Closing of Books. The Company will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock; provided, however, nothing herein shall be construed to prevent the Company from setting record dates for the holders of its securities.

5.Voting - Series A Preferred Stock.

(a) So long as Park West holds at least 25.00% of the issued and outstanding shares of Series A Preferred Stock, the Company shall give the holders of the Series A Preferred Stock written notice of each meeting of the Board of Directors and each committee thereof at least at the same time and in the same manner as notice is given to the directors and the holders of the Series A Preferred Stock shall have the right to designate (in such manner as they shall determine in their sole discretion) one representative who shall have the right to attend as an observer all meetings of the Board of Directors and all committees thereof; provided that in the case of telephonic meetings conducted in accordance with the Company’s bylaws and applicable law, the holders’ representative shall be given the opportunity to listen to such telephonic meetings. The holders’ representative shall be entitled to receive all written materials and other information (including without limitation copies of meeting minutes) given to directors in connection with such meetings at the same time such materials and information are given to the directors. If the Company proposes to take any action by written consent in lieu of a meeting of its Board of Directors or of any committee thereof, the Company shall give written notice thereof to the holders’ representative and each of the Company’s directors prior to the effective date of such consent describing in reasonable detail the nature and substance of such action. The Company shall pay the reasonable out-of-pocket expenses of the holders’ representative incurred in connection with attending such board and committee meetings.

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(b)So long as Park West holds at least 25.00% of the issued and outstanding shares of Series A Preferred Stock, the holders of Series A Preferred Stock, voting as a separate class, shall have the right to elect one member of the Board of Directors (the “Series A Director”). The Company shall pay the reasonable out-of-pocket expenses of the Series A Director incurred in connection with attending meetings of the Board of Directors and any committees thereof on which such Series A Director serves. During the term of any Series A Director elected by the holders of Series A Preferred Stock in accordance with this subsection 5(b), the number of observers which such holders have the right to designate pursuant to subsection 5(a) shall be reduced to zero.

(c)Holders of shares of Series A Preferred Stock shall not be entitled to vote, as a separate class or otherwise on any matter, and their consent shall not be required for any corporate action, except as otherwise required by law or as expressly provided in this Certificate or the Company’s Certificate of Incorporation.

6.Certain Restrictions. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote of the holders of Series A Preferred Stock required by law or by the Company’s Certificate of Incorporation, without the prior consent of the holders of at least 66% of the Series A Preferred Stock then outstanding, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Series A Preferred Stock shall vote together as a class, the Company will not:

(a)authorize, create, designate, establish, issue or sell (whether by merger or otherwise) (i) an increased number of shares of Series A Preferred Stock (other than (x) Series A Preferred Dividends or (y) in lieu of Common Stock pursuant to Section 2(d)), or (ii) any other class or series of capital stock ranking senior to or on parity with the Series A Preferred Stock as to dividends or upon liquidation or reclassify any shares of Common Stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series A Preferred Stock or reclassify any shares of Common Stock or any other class or series of capital stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series A Preferred Stock;

(b)adopt a plan for the liquidation, dissolution or winding up of the affairs of the Company or any recapitalization plan (whether occurring by merger, consolidation or otherwise), file any petition seeking protection under any federal or state bankruptcy or insolvency law or make a general assignment for the benefit of creditors;

(c)enter into any Change of Control Transaction;

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(d)enter into any transaction with any Affiliate or shareholder of the Company, which transaction has the effect, directly or indirectly, of causing a distribution to such Affiliate or shareholder in preference to the Series A Preferred Stock;

(e)incur, assume or suffer to exist any indebtedness for borrowed money in excess of $15,000,000 in the aggregate;

(f)amend, alter or repeal, whether by merger, consolidation or otherwise, the Certificate of Incorporation or Bylaws of the Company or the Resolutions contained in this Certificate and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, which would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock, or which would increase or decrease the amount of authorized shares of the Series A Preferred Stock or of any other series of preferred stock ranking senior to the Series A Preferred Stock, with respect to the payment of dividends (whether or not such series of preferred stock is cumulative or noncumulative as to payment of dividends) or upon liquidation;

(g)materially change the nature or scope of the business of the Company or enter into any new line of business; or

(h)agree to do any of the foregoing.

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7.Limitations on Conversion. The Company shall not effect the conversion of shares of Series A Preferred Stock, and a holder of Series A Preferred Stock shall not have the right to convert any such shares, to the extent that after giving effect to such conversion, such Person (together with such Person’s Affiliates) would beneficially own in excess of 9.9% (the “Beneficial Ownership Limitation”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by such Person and its Affiliates with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, unexercised shares of Series A Preferred Stock beneficially owned by such Person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Certificate, in determining the number of outstanding shares of Common Stock, a holder of Series A Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in the most recent of (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a holder of Series A Preferred Stock, the Company shall within two (2) business days confirm to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including shares of Series A Preferred Stock, by a holder thereof and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, a holder of Series A Preferred Stock may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

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8.Redemption.

(a)From and after the occurrence of a Change of Control Transaction, a holder of Series A Preferred Stock shall have the right to require the Company to redeem in cash, to the extent there are funds legally available therefor, all or a portion of the shares or fraction of a share of Series A Preferred Stock held by such holder, at a price (the “Redemption Price”) equal to the greater of (x) the aggregate Liquidation Preference of such Series A Preferred Stock and (y) the aggregate value of the Common Stock issuable upon conversion of such Series A Preferred Stock at the Conversion Price (without regard to the limitations set forth in Section 7 and after giving effect to any adjustment required under subsection 4G), based on the daily-volume-weighted average price of the Company’s Common Stock over the 30 consecutive trading day period ending at the time the applicable Redemption Request is delivered, by delivery of written notice to the Company (the “Redemption Request”) at least thirty (30) days prior to the proposed date of redemption (the “Redemption Date”) set forth in the Redemption Request, stating the number of shares or fraction of a share of Series A Preferred Stock with respect to which such holder is exercising its redemption right.

(b)The Company shall pay to the applicable holder the Redemption Price on the later of (i) the Redemption Date and (ii) upon the receipt of surrender of the certificate or certificates representing the shares or fraction of a share of Series A Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Company shall so reasonably require, and letters of transmittal and instructions therefor on reasonable terms as are included in the notice sent by the Company); provided, that if such certificate or certificates are lost, stolen or destroyed, the Company may require such holder to execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith, prior to paying such Redemption Price. Notwithstanding the delivery of any Redemption Request, such holder shall have the right to convert any shares of Series A Preferred Stock held by such holder pursuant to Section 4 at any time on or prior to 5:00 p.m., New York time, on the Redemption Date. In case the certificate or certificates representing the shares or fraction of a share of Series A Preferred Stock to be redeemed represent a number of shares of Series A Preferred Stock that exceeds the number of shares or fraction of a share to be redeemed as of the Redemption Date, the Company shall, upon the surrender thereof, execute and deliver to such holder, at the expense of the Company, a new certificate for the remaining number of shares of Series A Preferred Stock which are not being redeemed.

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(c)Shares of Series A Preferred Stock to be redeemed on the Redemption Date, as the case may be, will from and after the Redemption Date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of shares of Series A Preferred Stock (except the right to receive from the Company the applicable Redemption Price) shall cease and terminate with respect to such shares; provided, that in the event that a share of Series A Preferred Stock is not redeemed due to a default in payment by the Company or because the Company is otherwise unable to pay the applicable Redemption Price in cash in full, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights as provided herein.

(d)Any redemption of shares of Series A Preferred Stock pursuant to this Section 8 (such redemption, the “Redemption”) shall be payable out of any cash legally available therefor. At the time of the Redemption, the Company shall take all actions required or permitted under Delaware law to permit the Redemption and to make funds legally available for such Redemption. To the extent that the Company has insufficient funds to redeem all of the shares of Series A Preferred Stock upon the Redemption, the Company shall use available funds to redeem a pro rata portion of such shares of Series A Preferred Stock, to the extent permissible under Delaware law.

9.Transfer Restrictions. Notwithstanding anything in the Certificate of Incorporation or this Certificate of Designations to the contrary, no holder of Series A Preferred Shares may Transfer any of such holder’s shares of Series A Preferred Stock in an aggregate amount less than 25% of the shares of Series A Preferred Stock held by such holder as of the date of issuance (or, if less, then all of such holder’s shares of Series A Preferred Stock) without the prior written consent of the Company, which consent shall not be unreasonably withheld; provided, however, that any holder may at any time Transfer any of such Holder’s shares of Series A Preferred Stock to one or more of such holder’s Affiliates, provided that such Person shall Transfer such shares to such holder in the event that such Person ceases to be an Affiliate of such holder. Each holder agrees that in connection with any Transfer consented to by the Company, such holder shall, if requested by the Company, deliver to the Company an opinion of counsel in form and substance reasonably satisfactory to the Company and counsel for the Company, to the effect that the Transfer is not in violation of the Company’s Certificate of Incorporation, this Certificate of Designations, the Securities Act, or the securities laws of any state. Any purported Transfer in violation of the provisions of this Section 9 shall be null and void and shall have no force or effect.

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10.No Waiver. Except as otherwise modified or provided for herein, the holders of Series A Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Delaware General Corporation Law.

11.No Impairment. The Company will not, through any reorganization, transfer of assets, consolidation, merger scheme or arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all time in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the holders of the Series A Preferred Stock against impairment. Without limiting the generality of the foregoing, the Company shall not increase the par value of any shares of Common Stock receivable upon conversion of the Series A Preferred Stock above the Conversion Price then in effect and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon conversion of the Series A Preferred Stock.

12.Amendment; Waiver. Any term of the Series A Preferred Stock may be amended or waived upon the written consent of the Company and the holders of at least 66% of the Series A Preferred Stock then outstanding; provided, however, that the number of Conversion Shares issuable hereunder and the Conversion Price may not be amended (except for adjustments made pursuant to Section 4 herein), and the right to convert the Series A Preferred Stock may not be altered or waived, without the written consent of the holders of all of the Series A Preferred Stock then outstanding.

13.Action By Holders. Any action or consent to be taken or given by the holders of the Series A Preferred Stock may be given either at a meeting of the holders of the Series A Preferred Stock called and held for such purpose or by written consent.

14.Fractional Shares. Series A Preferred Stock may be issued in fractions of a share that shall entitle each holder thereof, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

[Execution Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Designations, Preferences and Rights this 20th day of February, 2019.

PLX PHARMA INC.

By:	/s/ Rita O’Connor
	Name:	Rita O’Connor
	Title:	Chief Financial Officer

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